Exhibit 10.38

July 22, 2009

Grant Carlson

Dear Grant,

On behalf of NeoGenomics Laboratories (“NeoGenomics” or the “Company”), it is my pleasure to extend this offer of employment for the Vice President of Sales & Marketing position to you.  If the following terms are satisfactory, please countersign this letter (the “Agreement”) and return a copy to me at your earliest convenience.

Position:	You will be elected to the position of Vice President of Sales & Marketing at the first scheduled meeting of the Board of Directors after your Start Date.

Duties:
As Vice President of Sales & Marketing, you will report to the Chief Executive Officer (“CEO”) of the Company or such other person as may be appointed by the CEO and you will be responsible for managing the overall sales and marketing activities of the Company.  These responsibilities will include hiring, training, developing and managing that number of sales personnel needed to meet or exceed the Company’s yearly sales budgets, managing the overall customer acquisition process for the Company, providing new product development and new marketing initiatives for the Company and such other duties as may be assigned to you by the CEO of the Company or the Board’s designee in the absence of the CEO.

Start Date:
July 6, 2009, with vacation and certain benefits considered to be effective as if you were an employee as of January 1, 2009 (giving consideration to your status as a Consultant as of the beginning of this year).

Term:	Four years from the Start Date, provided that either party may cancel this agreement by giving the other party written notice of a termination.

Base Salary:
$200,000/year, payable bi-weekly.  The parties agree that this salary is for a full-time position. Thereafter, increases in base salary may occur annually at the discretion of the CEO of the Company with the approval of the Compensation Committee of the Board of Directors.

Grant Carlson

Relocation:
You will be eligible for relocation assistance should you agree to establish a residence in the greater Fort Myers area no later than September 1, 2010.  Please refer to the terms in the attached Relocation Agreement.

Bonus:
Beginning with the fiscal year ending December 31, 2009, you will be eligible to receive an incentive bonus payment which will be targeted at 30% of your Base Salary based on 100% achievement of goals as agreed upon between you and the CEO of the Company and approved by the Board of Directors for such fiscal year.

Benefits:
You will be entitled to participate in all medical and other benefits that the Company has established for its employees in accordance with the Company’s policy for such benefits at any given time.  Other benefits may include but not be limited to: short term and long term disability, dental, a 401K plan, a section 125 plan and an employee stock purchase plan.

Car & phone
Allowance:
The parties agree that a significant portion of your time will be spent on sales and marketing activities and it is expected that you will need to utilize your personal vehicle and telephones to perform the duties of your position.  As such, the Company agrees to provide you a taxable automobile allowance of $700 per month plus reimburse you for all work-related gas expenses according to the current policy.  The Company also agrees to reimburse you for the use of your personal telephone and cell phone at a taxable rate of $250 per month according to the current policy.

Paid Time Off:
You will be eligible for 4 weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis beginning from your hire date and be may carried over from year to year.  It is company policy that when your accrued PTO balance reaches 160 hours, you will cease accruing PTO until your accrued PTO balance is 120 hours or less – at which point you will again accrue PTO until you reach 160 hours. You are eligible to use PTO after completing 3 months of employment.   In addition to paid time off, there are also 6 paid national holidays and 1 “floater” day available to you.

Stock Options:
Upon your Start Date, you will be granted stock options to purchase up to 150,000 shares of NeoGenomics common stock at an exercise price equivalent to the closing price per share at which NeoGenomics stock was quoted on the NASDAQ Bulletin Board the day prior to your start date.    The grant of such options will be made pursuant to the Company’s stock option plan then in effect and will be evidenced by a separate Option Agreement, which the Company will execute with you within 60 days of receiving a copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement which has been executed by you.  So long as you remained employed by the Company, such options will have a five-year term from the grant date and will vest according to the following schedule:

Grant Carlson

Time-Based Vesting

18,750           at your first year anniversary
18,750           at your second year anniversary
18,750           at your third year anniversary
18,750           at your fourth year anniversary

Company Performance-Based Vesting

9,375	if the Company achieves the board approved budgeted revenue for FY 2009;
9,375	if the Company achieves the board approved budged adjusted EBITDA projections for FY 2009.

9,375	if the Company achieves the board approved budgeted revenue for FY 2010;
9,375	if the Company achieves the board approved budged adjusted EBITDA projections for FY 2010.

9,375	if the Company achieves the board approved budgeted revenue for FY 2011;
9,375	if the Company achieves the board approved budged adjusted EBITDA projections for FY 2011.

9,375	if the Company achieves the board approved budgeted revenue for FY 2012;
9,375	if the Company achieves the board approved budged adjusted EBITDA projections for FY 2012.

If for any reason you resign prior to the time which is 12 months from your Start Date, you will forgo all such options. Furthermore, you understand that the Company’s stock option plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date to exercise any vested options.

The Company agrees that it will grant to you the maximum number of Incentive Stock Options (“ISO’s”) available under current IRS guidelines and that the remainder, if any, will be in the form of non-qualified stock options.

Termination
Without Cause:
If the Company terminates you without “Cause” for any reason during the Term or any extension thereof, then the Company agrees that as severance it will continue to pay you your Base Salary and maintain your employee benefits for a period that is equal to six (6) months of your employment by the Company, beginning on the date of your termination notice.

Grant Carlson

For the purposes of this letter agreement, the Company shall have “Cause” to terminate your employment hereunder upon:  (i) failure to materially perform and discharge your duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to illness) after receiving written notice and allowing you ten (10) business days to cure such failures, if so curable, provided, however, that after one such notice has been given to you, the Company is no longer required to provide time to cure subsequent failures under this provision, or (ii) any breach by you of the provisions of this Agreement; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) any felony conviction involving the personal dishonesty or moral turpitude, or (v) engagement in illegal drug use or alcohol abuse which prevents you from performing your duties in any manner, or (vi) any material misappropriation, embezzlement or conversion of the Company’s or any of its subsidiary’s or affiliate’s property or business opportunities by you; or (vii) willful misconduct by you in respect of your duties or obligations under this Agreement and/or the Confidentiality, Non-Solicitation, and Non-competition Agreement.

You acknowledge and agree that any and all payments to which you are entitled under this Section are conditioned upon and subject to your execution of a general waiver and release, in such reasonable form as counsel for each of the Company and you shall agree upon, of all claims you have or may have against the Company.

Confidentiality,
Non-Compete, &
Work +Products:
You agree that prior to your Start Date, you will execute the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement attached to this letter as Exhibit 1.  You understand that if you should fail to execute such Confidentiality, Non-Competition and Non-Solicitation Agreement in the agreed-upon form, it will be grounds for revoking this offer and not hiring you.  You understand and acknowledge that this Agreement shall be read in pari materia with the Confidentiality, Non-Competition and Non-Solicitation Agreement and is part of this Agreement.

Executive’s
Representations:
You understand and acknowledge that this position is an officer level position within NeoGenomics.  You represent and warrant, to the best of your knowledge, that nothing in your past legal and/or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as an officer of a public company or materially damage your credibility with public shareholders.  You further represent and warrant, to the best of your knowledge, that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work experiences that would be required to be disclosed on a Directors and Officers’ questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC.  Prior to the Company’s next public filing, you also agree to fill out a Director’s and Officer’s questionnaire in form and substance satisfactory to the Company’s counsel.   You further represent and warrant, to the best of your knowledge, that you are currently not obligated under any form of non-competition or non-solicitation agreement which would preclude you from serving in the position indicated above for NeoGenomics or soliciting business relationships for any laboratory services from any potential customers in the United States.

Grant Carlson

Miscellaneous:	(i)
This Agreement supersedes all prior agreements and understandings between   the parties and may not be modified or terminated orally.  No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(ii)
The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

(iii)
This Agreement is the joint product of the Company and you and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and you and shall not be construed for or against either party hereto.

(iv)
This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

(v)	This Agreement may be signed in counterparts, and by fax, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vi)
Within three days of your start date, you will need to provide documentation verifying your legal right to work in the United States.  Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot begin payroll until this requirement has been meet.

(vii)	Employment with NeoGenomics is an “at-will” relationship and not guaranteed for any term. You or the Company may terminate employment at anytime for any reason by providing written notice.

(Signatures Appear on the Next Page)

Grant Carlson

Grant, I know that with your help we can build a world-class team to help drive this company.  Welcome aboard!

Sincerely,

/s/ Douglas M. VanOort

Douglas M. VanOort
Executive Chairman and Interim CEO

Agreed and Accepted:

/s/ Grant Carlson	7/22/2009
Grant Carlson	Date

Grant Carlson

Exhibit 1

Form of Confidentiality, Non-Competition and Non-Solicitation Agreement

Exhibit 2

Relocation Agreement

Grant Carlson

EXHIBIT 1

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

This Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Agreement”) dated this 9th day of July, 2009 is entered into by and between Grant Carlson (“Employee”) and NeoGenomics, Inc., a Florida corporation (“Employer” and collectively with NeoGenomics, Inc, a Nevada corporation, the Employer’s parent corporation, the “Company”).  Hereinafter, each of the Employee or the Company maybe referred to a “Party” and together be referred to as the “Parties”.

RECITALS:

WHEREAS, the Parties have entered into that certain letter agreement, dated July 22, 2009 that creates an employment relationship between the Company and Employee (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, the Employee agreed to enter into the Company’s standard Confidentiality, Non-Solicitation and Non-Compete; and

WHEREAS, the Company desires to protect and preserve its Confidential Information and its legitimate business interests by having the Employee enter into this Agreement as part of the Employment Agreement; and

WHEREAS, the Employee desires to establish and maintain an employment relationship with the Company and as part of such employment relationship desires to enter into this Agreement with the Company.

Now, therefore, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Employee, the Parties agree as follows:

1.           Term.    Employee agree(s) that the term of this agreement is effective upon execution and shall survive and continue to be in force and effect for two years following the termination of any employment relationship between the Parties, whether termination is by the Company and/or any entity that is wholly or partially owned by the Company (all of such entities being hereinafter referred to as “Affiliated Entities”), with or without cause, wrongful discharge, or for any other reason whatsoever, or by the Employee (“Term”).

2.           Confidential Information.

a.           The term “Confidential Information” as used herein shall include all business practices, methods, techniques, or processes that:  (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Confidential Information also includes, but is not limited to, files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information, customer lists and names and other information, customer contracts, other corporate contracts, computer programs, proprietary technical information and or strategies, sales, promotional or marketing plans or strategies, programs, techniques, practices, any expansion plans (including existing and entry into new geographic and/or product markets), pricing information, product or service offering specifications or plans therefor, business plans, financial information and other financial plans, data pertaining to the Company’s operating performance, employee lists, salary information, training manuals, and other materials and business information of a similar nature, including information about the Company itself or any Affiliated Entity, which Employee acknowledges and agrees has been compiled by the Company's expenditure of a great amount of time, money and effort, and that contains detailed information that could not be created independently from public sources.  Further, all data, spreadsheets, reports, records, know-how, verbal communication, proprietary and technical information and/or other confidential materials of similar kind transmitted by the Company or any Affiliated Entity to Employee or developed by the Employee on behalf of the Company or any Affiliate Entity as Work Product (as defined in Paragraph 7) are expressly included within the definition of “Confidential Information.”  The Parties further agree that the fact the Company or any Affiliated Entity may be seeking to complete a business transaction is “Confidential Information” within the meaning of this Agreement, as well as all notes, analysis, work product or other material derived from Confidential Information.

Grant Carlson

b.           Employee acknowledge(s) that this "Confidential Information" is of value to the Company and/or any Affiliated Entities by providing them with a competitive advantage over their competitors, is not generally known to competitors of the Company, and is not intended by the Company or any Affiliated Entities for general dissemination.  Employee acknowledges that this "Confidential Information" derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy.  Therefore, the Parties agree that all "Confidential Information" under this Agreement constitutes “Trade Secrets” under Section 688.002 and Chapter 812 of the Florida Statutes.

3.           Duty of Confidentiality.   All Confidential Information is considered highly sensitive and strictly confidential. The Employee agrees that at all times during the term of this Agreement and after the termination of employment with the Company or any Affiliated Entity for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all Confidential Information, whether written or oral, tangible or intangible, concerning the Company or any Affiliated Entities and their business and operations unless such disclosure is accompanied by a non-disclosure agreement executed by the Company with the party to whom such Confidential Information is provided, (ii) use the Confidential Information solely in connection with his or her employment with the Company or any Affiliated Entity and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any Affiliated Entity, (iv) observe all security policies implemented by the Company or any Affiliated Entity from time to time with respect to the Confidential Information, and (v) not use or disclose, directly or indirectly, as an individual or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity, any Confidential Information, unless expressly permitted by this Agreement.  Employee agrees that protection of the Company’s and any Affiliated Entity’s Confidential Information constitutes a legitimate business interest justifying the restrictive covenants contained herein.  Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company’s and any Affiliated Entity’s legitimate business interest in preserving its Confidential Information.

In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company or any Affiliated Entities with prompt notice of such request or order so that the Company or any Affiliated Entity may seek to prevent disclosure.

Grant Carlson

4.           Limited Right of Disclosure.   Except as otherwise permitted by this Agreement, Employee shall limit disclosure of pertinent Confidential Information to Employee’s attorney, if any (“Representative(s)”), for the sole purpose of evaluating Employee’s relationship with the Company.  Paragraph 3 of this Agreement shall bind all such Representative(s), and Employee shall show this Agreement to them and shall obtain their signed consent to be bound by this Agreement prior to any disclosures.

5.           Return of Company Property and Confidential Materials.   All tangible property, including cell phones, laptop computers and other company purchased property, as well as all Confidential Information provided to Employee is the exclusive property of the Company and/or its Affiliated Entities and must be returned to the Company and/or its Affiliated Entities in accordance with the instructions of the Company and/or such Affiliated Entities either upon termination of the Employee’s employment or at such other time as is reasonably requested by the Company.  Employee agree(s) that upon termination of employment with the Company or any Affiliated Entity, whether termination is by the Company or the Affiliated Entity, with or without cause, wrongful discharge, or for any other reason whatsoever, or by the Employee, Employee shall return all copies, in whatever form, including hard copies and computer disks, of Confidential Information to the Company and/or the Affiliated Entity, and Employee shall delete any copy of the Confidential Information on any computer file or database maintained by Employee and shall certify in writing that he/she has done so.  In addition to returning all information to the Company and/or any Affiliated Entities as described above, Employee will destroy any analysis, notes, work product or other materials relating to or derived from the Confidential Information. Any intentional or unauthorized retention of Confidential Information may constitute “civil theft” as such term is defined in Chapter 772 of the Florida Statutes.

6.           Agreement Not To Circumvent.   Employee agrees not to pursue any transaction or comparable concept that makes use of any information identified herein as Confidential Information during the Term of this Agreement, other than through the Company and/or its Affiliated Entities or on behalf of the Company and/or its Affiliated Entities.  It is further understood and agreed that the Employee will direct all communications and requests regarding Confidential Information from any third parties through the Company’s then chief executive officer or president.  Any violation of this covenant shall subject Employee to the remedies identified in Paragraph 9 in addition to any other available remedies.

7.           Title to Work Product.   Employee agrees that all work products (including strategies and testing methodologies for competing in the genetics testing industry, technical materials and diagrams, computer programs, financial plans and other written materials, websites, presentation materials, course materials, advertising campaigns, slogans, videos, pictures and other materials) created or developed by the Employee for the Company or any of its Affiliated Entities during the term of the Employee’s employment with the Company or any successor to the Company until the date of termination of the Employee (collectively, the “Work Product”), shall be considered a work made for hire and that the Company shall be the sole owner of all rights, including copyright, in and to the Work Product.

If the Work Product, or any part thereof, does not qualify as a work made for hire, the Employee agrees to assign, and hereby assigns, to the Company for the full term of the copyright and all extensions thereof all of its right, title and interest in and to the Work Product.  All discoveries, inventions, innovations, works of authorship, computer programs, improvements and ideas, whether or not patentable or copyrightable or otherwise protectable, conceived, completed, reduced to practice or otherwise produced by the Employee in the course of his or her services to the Company in connection with or in any way relating to the business of the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company unless assigned by the Company to an Affiliated Entity.

Grant Carlson

Employee hereby assigns to the Company all right, title and interest in all of the discoveries, inventions, innovations, works of authorship, computer programs, improvements, ideas and other work product; all copyrights, trade secrets, and trademarks in the same; and all patent applications filed and patents granted worldwide on any of the same for any work previously completed on behalf of the Company or any Affiliated Entity or work performed under the terms of this Agreement or the Employment Agreement.  Employee, if and whenever required to do so (whether during or after the termination of his or her employment), shall at the expense of the Company or any Affiliated Entity apply or join in applying for copyrights, patents or trademarks or other equivalent protection in the United States or in other parts of the world for any such discovery, invention, innovation, work of authorship, computer program, improvement, and idea as aforesaid and execute, deliver and perform all instruments and things necessary for vesting such patents, trademarks, copyrights or equivalent protections when obtained and all right, title and interest to and in the same in the Company absolutely and as sole beneficial owner, unless assigned by the Company to an Affiliated Entity.  Notwithstanding the foregoing, work product conceived by the Employee, which is not related to the business of the Company, or any Affiliated Entity, will remain the property of the Employee.

8.           Restrictive Covenant.    The Company and its Affiliated Entities are engaged in the business of providing cancer genetic and molecular testing services to oncologists, urologists, pathologists, physicians, hospitals, and other medical laboratories.  The covenants contained in this Paragraph 8 (the “Restrictive Covenants”) are given and made by Employee to induce the Company to employ Employee under the terms of the Employment Agreement, and Employee acknowledges sufficiency of consideration for these Restrictive Covenants.  Employee expressly covenants and agrees that, during his or her employment and for a period time following termination of such employment, as defined below, whether termination is by the Company, with or without cause, wrongful discharge, or for any other reason whatsoever, or by Employee (such period of time is hereinafter referred to as the "Restrictive Period"), he/she will abide by the following restrictive covenants unless an exception is specifically provided in certain situations in such Restrictive Covenants.  The Restrictive Period will be defined as a period of two (2) years for the Non-Solicitation Covenant and a period of one (1) year for the Non-Competition Covenant.

a.
Non-Solicitation.   Employee agrees and acknowledges that, during the Restrictive Period, he/she will not, directly or indirectly, in one or a series of transactions, as an individual or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity:

(i)
induce any customer, or any pending customer, of the Company or of any Affiliated Entity to patronize or do business with any business directly or indirectly in competition with the businesses conducted by the Company or any Affiliated Entity in any market in which the Company or any Affiliated Entity does business; or

(ii)
canvass, solicit or accept from any customer, or any pending customer, of the Company or of any Affiliated Entity, any such business relationship that is in competition with the Company or any Affiliated Entity; or

(iii)
request or advise any customer or vendor, or any pending customer or vendor, of the Company or of any Affiliated Entity to withdraw, curtail or cancel any such customer's or vendor's business with the Company or any Affiliated Entity; or

Grant Carlson

(iv)
recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, agent, representative or any other person which has a business relationship with the Company or any Affiliated Entity to discontinue, reduce or modify such employment, agency or business relationship with the Company or any Affiliated Entity; or

(v)
employ or seek to employ any person or agent who is then (or was at any time within twelve (12) months prior to the date Employee or such entity employs or seeks to employ such person) employed or retained by the Company or any Affiliated Entity.

b.
Non-Competition.   Employee agrees and acknowledges that, during the Restrictive Period, he/she will not, directly or indirectly, for himself or herself, or on behalf of others, as an individual on Employee's own account, or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for himself or herself or any other person, partnership, firm, corporation, association or other legal entity enter into, engage in, accept employment from, or participate in, any business that is in competition with the business of the Company or any Affiliated Entity in any location that is within 1,000 miles of the Company’s main headquarters location in Ft. Myers, FL or within 1,000 miles of the Employee’s primary geographic location during his or her or her last twelve months of employment.

Notwithstanding the foregoing, however, it is understood and agreed by the Company and the Employee that in the event of a termination of the Employee by the Company without “Cause” (as defined below), the provisions of the Non-Competition covenant outlined in the preceding paragraph 8(b) shall not be deemed valid or enforceable hereunder.  The Employee specifically acknowledges that any termination by the Company for “Cause” or any termination by resignation of the Employee shall result in the Non-competition covenant described in paragraph 8(b) remaining valid and enforceable hereunder.

Notwithstanding the preceding paragraphs, the spirit and intent of this non-competition clause is not to deny the Employee the ability to support his or her family, but rather to prevent the Employee from using the knowledge and experiences obtained from the Company in a similar competitive environment.  Along those lines, should the Employee leave the employment of the Employer for any reason, he or she would be prohibited from joining a for-profit cancer testing genetics laboratory and/or competing against the Company in the same market place.  The Parties agree that the phrase “in any business that is in competition with the business of the Company” in the preceding paragraph 8(b) specifically excludes all non-profit medical testing laboratories, hospitals and academic institutions as well as for-profit prenatal and pediatric/constitutional genetic testing laboratories.  In other words, the Employee would be allowed under this non-compete clause to work in a private, for-profit prenatal laboratory or pediatric/constitutional genetics testing laboratory as well as any non-profit cancer genetics testing laboratory.  Thus, the spirit and intent of this non-competition clause is intended to prevent the Employee from acting in any of the capacities outlined in this paragraph for any “for-profit” cancer genetics testing laboratory only.  For purposes of this agreement, cancer genetic testing laboratories shall be defined as laboratories that perform the following types of cancer genetics testing: cytogenetics testing, Flourescence In-Situ Hybridization (FISH) testing, flow cytometry testing and molecular genetics testing.

Grant Carlson

For the purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s employment hereunder upon:

(i)    the willful and continued failure by the Employee to substantially perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness) for a period of ten days after demand for substantial performance is delivered in writing by the Company that specifically identifies the manner in which the Company believes the Employee has not substantially performed his duties; or

(ii)   the active participation by the Employee in an act or series of acts of willful malfeasance or gross misconduct, recklessness or gross negligence (including, without limitation, any action that results in the Employee’s conviction of or pleading guilty to any misdemeanor or regulatory sanction placed upon you or moral turpitude) which a reasonable person would expect to have a potentially damaging or detrimental effect on the Company; or

(iii) the Employee’s being convicted of, or pleading guilty to, a felony.

In the event that the Employee’s Employment Agreement shall contain a different definition of “Cause”, then the definition of “Cause” contained in the Employment Agreement shall be operable in interpreting the provisions of the above paragraph.

c.	Acknowledgements of Employee.

(i)
The Employee understands and acknowledges that any violation of the Restrictive Covenants shall constitute a material breach of this Agreement and will cause irreparable harm and loss to the Company or any Affiliated Entity for which monetary damages will be an insufficient remedy.  Therefore, the Parties agree that in addition to any other remedy available, the Company and its Affiliated Entities will be entitled to the relief identified in Paragraph No. 9 below.

(ii)
The Restrictive Covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company or any Affiliated Entity shall not constitute a defense to the enforcement of these Restrictive Covenants.

(iii)	Employee agrees that the Restrictive Covenants are reasonably necessary to protect the legitimate business interests of the Company or any Affiliated Entity.

(iv)
Employee agrees that the Restrictive Covenants may be enforced by the Company’s assignee or successor or any of the Affiliated Entities and Employee acknowledges and agrees that assignees, successors and Affiliated Entities are intended beneficiaries of this Agreement.

(v)
Employee agrees that if any portion of the Restrictive Covenants are held by an arbitration panel or court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, they shall be divisible as to time, geographic area and line of business and shall be enforceable as to a reasonable time, area and line of business.

Grant Carlson

(vi)
Employee agrees that any violation of the Restrictive Covenants, in any capacity identified herein, are a material breach of this Agreement and that any and all sales by Employee for himself or herself, other individual(s), partnership, corporation, joint venture, or any other entity with which he or she is associated, shall be conclusively presumed to have been made by the Company or any Affiliated Entity, but for the violation.

(vii)
Employee agrees that any failure of the Company or any Affiliated Entity to enforce the Restrictive Covenants against any other employee, for any reason, shall not constitute a defense to enforcement of the Restrictive Covenants against the Employee.

9.           Specific Performance; Injunction.   The Parties agree and acknowledge that the restrictions contained in Paragraphs 1-8 are reasonable in scope and duration and are necessary to protect the Company or any of its Affiliated Entities.  If any provision of Paragraphs 1-8 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Any unauthorized use or disclosure of information in violation of Paragraphs 2-7 above or violation of the Restrictive Covenant in Paragraph 8 shall constitute a material breach of this Agreement, shall constitute misappropriation under Florida Statutes, and shall cause irreparable harm and loss to the Company or any of its Affiliated Entities for which monetary damages will be an insufficient remedy.  Therefore, the Parties agree that in addition to any other remedy available, the Company or any of its Affiliated Entities will be entitled to all of the civil remedies provided by Florida Statutes, including:

a.
Temporary and permanent injunctive relief, without being required to post a bond,  restraining Employee or Representatives and any other person, partnership, firm, corporation, association or other legal entity acting in concert with Employee from any actual or threatened unauthorized disclosure or use of Confidential Information, in whole or in part, or from rendering any service to any other person, partnership, firm, corporation, association or other legal entity to whom such Confidential Information in whole or in part, has been disclosed or used or is threatened to be disclosed or used; and

b.
Temporary and permanent injunctive relief, without being required to post a bond, restraining the Employee from violating, directly or indirectly, the restrictions of the Restrictive Covenant in any capacity identified in Paragraph 8, supra, and restricting third parties from aiding and abetting any violations of the Restrictive Covenant; and

c.	Compensatory damages, including actual loss from misappropriation and unjust enrichment; and

Notwithstanding the foregoing, the Company acknowledges and agrees that the Employee will not be liable for the payment of any damages or fees owed to the Company through the operation of Paragraphs 9c above, unless and until a court of competent jurisdiction or arbitration panel has determined conclusively that the Company or any of its assignees, successors or Affiliated Entities is entitled to such recovery.

Grant Carlson

Nothing in this Agreement shall be construed as prohibiting the Company or any Affiliated Entities from pursuing any other legal or equitable remedies available to it for actual or threatened breach of the provisions of Paragraphs 2 – 8 of this Agreement, and the existence of any claim or cause of action by Employee against the Company or any of its Affiliated Entities shall not constitute a defense to the enforcement by the Company or any of its Affiliated Entities of any of the provisions of this Agreement.  The Company and its Affiliated Entities have fully performed all obligations entitling it to the covenants of Paragraphs 2 – 8 of this Agreement and therefore such prohibitions are not executory or otherwise subject to rejection under the bankruptcy code.

10.         Governing Law.   This Agreement shall be governed by, construed and enforced in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws.  The parties agree that courts of competent jurisdiction in Lee County, Florida and the United States District Court for the Southern District of Florida shall have concurrent jurisdiction with the arbitration tribunals of the American Arbitration Association for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising out of any breach or alleged breach of this Agreement.  Employee waives personal service of any and all process upon Employee and consents that all such service of process may be made by certified or registered mail directed to Employee at the address stated in the signature section of this Agreement, with service so made deemed to be completed upon actual receipt thereof.  Employee waives any objection to jurisdiction and venue of any action instituted against Employee as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

11.         Arbitration Agreement. Employee agrees that all controversies, claims, disputes and matters in question arising out of, or related to this Agreement, the breach of this Agreement, the business relationship between signatories to this Agreement or any other matter or claim whatsoever shall be decided by binding arbitration before the American Arbitration Association, utilizing its Commercial Rules by a panel of one arbitrator.  Venue for any arbitration between the Parties shall be held in Fort Myers, Lee County, Florida.

12.         Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and may not be assigned by Employee at any time. This Agreement may be assigned only by the Company to an Affiliated Entity and shall inure to the benefit of its successors and/or assigns.

13.         Entire Agreement.   This Agreement is the entire agreement of the Parties with regard to the matters addressed herein, and supersedes all negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matter of this Agreement, except however, that this Agreement shall be read in pari materia with the Employment Agreement executed by Employee.  This Agreement may be modified only by written instrument signed by the Company and Employee.

14.         Construction. The Parties agree that, notwithstanding the authorship of this Agreement by the Company, such Agreement shall not be construed more favorably to one Party than the other.

15.         Severability.   In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal were unenforceable provision had not been contained herein.

16.         Waiver. The waiver by the Company of a breach or threatened breach of this Agreement by Employee cannot be construed as a waiver of any subsequent breach by Employee.  The refusal or failure of the Company or any Affiliated Entity to enforce any specific restrictive covenant in this Agreement against Employee, or any other person for any reason, shall not constitute a defense to the enforcement by the Company or any Affiliated Entity of any other restrictive covenant provision set forth in this Agreement.

Grant Carlson

17.         Consideration.   Employee expressly acknowledges and agrees that the execution by the Company of the Employment Agreement with the Employee constitutes full, adequate and sufficient consideration to Employee for the covenants of Employee under this Agreement.

18.         Notices .   All notices required by this Agreement shall be in writing, shall be personally delivered or sent by U.S. Registered or Certified Mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement.

19.         Acknowledgements.   Employee acknowledge(s) that he or she has reviewed this Agreement prior to signing it, that he or she knows and understands the contents, purposes and effect of this Agreement, and that he or she has been given a signed copy of this Agreement for his or her records. Employee further acknowledges and agrees that he or she has entered into this Agreement freely, without any duress or coercion.

20.         Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF, THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY AGREE TO BE BOUND AND ABIDE BY THE REPRESENTATIONS, COVENANTS, PROMISES AND WARRANTIES CONTAINED HEREIN.

By:	/s/ Grant Carlson	7/9/2010
	Employee Signature	Date

Employee Name:	Grant Carlson
Employee Address:	c/o NeoGenomics Laboratories, Inc.
12701 Commonwealth Drive

NeoGenomics, Inc.
12701 Commonwealth Drive, # 5
Fort Myers, FL 33913

By:	/s/ Douglas VanOort	7/22/09
Date
Name:	Douglas VanOort
Title:	CEO

Grant Carlson

Exhibit 2

RELOCATION AGREEMENT

Grant Carlson
Vice President of Sales & Marketing

NeoGenomics Laboratories (the “Company”) acknowledges that you will incur certain relocation expenses as a result of accepting employment with us.  We consider the reimbursement of these expenses to be related to the employer-employee relationship that we are attempting to establish and that these are items that we share as the relationship is established.

NeoGenomics agrees to reimburse you for up to $20,000 in the aggregate (the “Relocation Cap”) for commuting, temporary housing and permanent relocation expenses.  This assistance will be comprised of two parts: (i) reimbursement for commuting, temporary housing and other related transition expenses (the “Temporary Commuting Allowance”), and (ii) reimbursement for permanent relocation expenses that are identified by the Internal Revenue Service (“IRS”) as “deductible moving expenses” (the “Permanent Relocation Assistance”).

You may use up to $15,000 of the Relocation Cap for the Temporary Commuting Allowance.  Expenses reimbursable under the Temporary Commuting Allowance include pre-move travel (between Lakeland, FL to Fort Myers, FL, related lodging and meal expenses, and other related transition expenses, incurred in accordance with the Company’s applicable policies in effect from time to time.

All such payments made by the Company as part of your Temporary Commuting Allowance shall be subject to withholding for federal, state or local taxes as the Company reasonably may determine.  However, you should consult with your own tax advisor to determine what payments (or reimbursements), if any, may be tax deductible to you.

The dollar amount of Permanent Relocation Assistance available to you is the difference between the Relocation Cap and any payments made to you (or on your behalf) under the Temporary Commuting Allowance.  The Permanent Relocation Assistance is available to you for your permanent move to Fort Myers, Florida, which will need to occur on or prior to September 1, 2010.   Any relocation expenses incurred by you (or on your behalf) occurring after September 1, 2010 will not be reimbursable by the Company unless otherwise mutually agreed upon in writing by you and the President of the Company.  The Company will require two (2) quotes from vendors prior to payment for moving expenses.

The Permanent Relocation Assistance payments will not be taxable to you to the extent the expenses are identified by the IRS as “deductible moving expenses,” and, accordingly, reimbursable expenses shall be limited to: (i) moving your household goods and personal effects, and (ii) travel (including lodging, but not meals) to your new home.

All claims for reimbursable expenses, together with proper receipts and supporting documentation, must be submitted to the Company within 45 days following the date(s) the expenses are incurred.  Thereafter, reimbursement by the Company will be made in accordance with the Company’s normal payroll practices no later than 45 days following the timely submission of applicable claims.

I, Grant Carlson, agree to provide proper receipts and documentation in a form acceptable to the Company in order to receive reimbursement from the Company, and I understand that failure to do so in accordance with the requirements set forth herein (including, but not limited to, timely submission) will jeopardize my rights to any reimbursements under this Agreement.

Grant Carlson

I further agree that:

(a)
I will reimburse NeoGenomics all Permanent Relocation Assistance and Temporary Commuting Allowance payments paid on my behalf directly to vendors or to me by NeoGenomics should I resign my employment for any reason with NeoGenomics Laboratories.  Reimbursement will not be required should NeoGenomics initiate the separation of employment.

Reimbursement will be based on the following scheduled:

1)	100 % reimbursement if resignation occurs within a 14 month time period from the start of employment or within six months after my permanent relocation to Fort Myers, Fl.
2)	50% reimbursement if resignation occurs within 6 months to 12 months after my permanent relocation to Fort Myers, FL.

(b)	Any reimbursements paid to me in error will be returned to the Company within 60 days of (i) the date the expense was incurred, or (ii) becoming aware of the existence of an erroneous reimbursement.

(c)
My final paycheck for any wages and/or accrued paid time-off will be reduced, to the extent allowable by law, in the amount of any monies I owe to the Company pursuant to the terms of this Agreement.  If the amount of my final paycheck is insufficient to cover all the monies I owe to the Company hereunder, the Company may pursue any and all remedies available under the law.

This agreement will be governed by the laws of the State of Florida.

Agreed and Accepted:

By:	/s/ Grant Carlson	Date 7/22/09
Grant Carlson

NEOGENOMICS LABORATORIES

By:	/s/ Douglas VanOort

Name:	Douglas VanOort

Title:	CEO